Exhibit 99.2

In connection with the notes offering described in the accompanying Form 8-K, Bloomin’ Brands, Inc. is disclosing certain information to potential investors in an offering memorandum. Excerpts of certain of the information included in the offering memorandum are set forth below.
Recent Developments

New Senior Secured Credit Facilities

Since December 27, 2020, we repaid $92.0 million under the revolving credit facility under our existing senior secured credit facilities with a combination of cash and cash equivalents and free cash flow. As of March 28, 2021, we had cash and cash equivalents of $136.7 million. Financial information for the fiscal quarter ended March 28, 2021 has not been the subject of a review or audit by our independent registered public accounting firm, PricewaterhouseCoopers LLP, nor has the information been the subject of any testing procedures.

Concurrent with the closing of this offering, we will enter into the New Senior Secured Credit Facilities, which will replace our existing senior secured credit facilities and we expect will provide for senior secured financing of a five-year $200.0 million term loan A and a five-year $800.0 million revolving credit facility.

We will use the proceeds of this offering of the notes together with the borrowings under the New Senior Secured Credit Facilities to repay our existing senior secured credit facilities. The notes offering contemplated hereby, together with our entry into the Second Amended and Restated Credit Agreement for the New Senior Secured Credit Facilities, and the use of proceeds therefrom as described under “Use of proceeds,” are referred to herein as the “Refinancing Transactions.”

Until the syndication of the New Senior Secured Credit Facilities is completed, there can be no assurance of the size, tenor, terms and pricing of either tranche of the New Senior Secured Credit Facilities, or that we will enter into the New Senior Secured Credit Facilities on the terms summarized in this offering memorandum or at all. The entry into the New Senior Secured Credit Facilities on substantially the terms described herein and the effectiveness of the commitments thereunder, is a condition to the completion of this offering of notes and the consummation of our New Senior Secured Credit Facilities is conditioned upon the consummation of the sale of the notes offered hereby. See “Description of certain other indebtedness” for more information.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following is a summary of principal terms and provisions of the New Senior Secured Credit Facilities. This summary is not a complete description of all of the terms and provisions of such indebtedness or the relevant agreements, and is qualified in its entirety by reference to such agreements and related documents.

New Senior Secured Credit Facilities

Concurrent with the closing of this offering, we intend to refinance existing indebtedness under our existing senior secured credit facilities through entering into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement), among the issuer and the co-issuer, as co-borrowers (the “Borrowers”), certain lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), providing for senior secured financing of a five-year $200.0 million term loan A and a five-year $800.0 million revolving credit facility (together, “New Senior Secured Credit Facilities”).

Until the syndication of the New Senior Secured Credit Facilities is completed, there can be no assurance of the size, tenor, terms and pricing of either tranche of the New Senior Secured Credit Facilities, or that we will enter into the New Senior Secured Credit Facilities on the terms summarized in this offering memorandum or at all. The entry into the New Senior Secured Credit Facilities on substantially the terms described herein and the effectiveness of the commitments thereunder, is a condition to the completion of this offering of notes and the consummation of our New Senior Secured Credit Facilities is conditioned upon the consummation of the notes offered hereby.

The below description of the “New Senior Secured Credit Facilities” reflects the current proposed terms of the Second Amended and Restated Credit Agreement. The proposed terms of the Second Amended and Restated Credit Agreement which will govern the New Senior Secured Credit Facilities have not yet been finalized and we cannot say with certainty what final the terms of the Second Amended and Restated Credit Agreement will be, including what the final sizes or maturities of the credit facilities thereunder will be.

The maturity date for our New Senior Secured Credit Facilities is expected to be [●], 2026.

The commitments under the Second Amended and Restated Credit Agreement may be increased in an aggregate principal amount of up to (A) $425.0 million or (B) at the Borrower’s option, up to an unlimited amount of incremental facilities, so long as the Consolidated Senior Secured Net Leverage Ratio (as such term is defined in the Second Amended and Restated Credit Agreement) is no more than 3.00 to 1.00 as of the last day of the most recent period of four consecutive fiscal quarters ended.

We may elect an interest rate for our New Senior Secured Credit Facilities at each reset period based on the Base Rate or the Eurocurrency Rate, plus an applicable spread. The Base Rate option will be the highest of: (i) the prime rate of Wells Fargo Bank, National Association, (ii) the federal funds effective rate plus 0.5 of 1.0% or (iii) the Eurocurrency rate with a one-month interest period plus 1.0% (the “Base Rate”). The Eurocurrency Rate option is the seven, 30, 60, 90 or 180-day Eurocurrency rate, subject to a floor of zero (“Eurocurrency Rate”). The rates under our New Senior Secured Credit Facilities will be 150 to 250 and 50 to 150 basis points above the Eurocurrency Rate and Base Rate, respectively, and letter of credit fees and fees for daily unused availability under the revolving credit facility will be 150 to 250 basis points and 25 to 40 basis points, respectively.

The term loan A will require scheduled quarterly amortization payments in aggregate annual amounts equal to 5.0% of the original principal amount of the term loan for the first, second and third years, 7.5% for the fourth year and 10.0% for the fifth year. These payments will be reduced by the application of any prepayments, and any remaining balance will be paid at maturity.

Our New Senior Secured Credit Facilities will contain mandatory prepayment requirements of 50% of our annual excess cash flow, as defined in the New Senior Secured Credit Facilities, commencing with the fiscal year ending December 25, 2022. The amount outstanding required to be prepaid may vary based on our leverage ratio and year end results.

Our New Senior Secured Credit Facilities will require the Borrowers to comply with certain covenants, including a specified quarterly Total Net Leverage Ratio (“TNLR”). The TNLR is the ratio of consolidated total debt to Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization and certain other adjustments as defined in our New Senior Secured Credit Facilities). Our New Senior Secured Credit Facilities will require a TNLR based on a seasonally annualized calculation of Consolidated EBITDA not to exceed the following thresholds for the periods indicated:

QUARTERLY PERIOD ENDED	MAXIMUM RATIO
June 27, 2021	5.00	to	1.00
September 26, 2021 and thereafter	4.50	to	1.00

We expect that our New Senior Secured Credit Facilities will contain customary affirmative and negative covenants and restrictions that are substantially similar to those in our existing senior secured credit facility. Such covenants and restrictions will, among other things, require the Borrowers to make certain prepayments, and limit, subject to certain exceptions, Borrowers’ ability and the ability of its subsidiaries to: incur additional indebtedness; make significant payments; sell assets; pay dividends and other restricted payments; make certain investments; acquire certain assets; effect mergers and similar transactions; and effect certain other transactions with affiliates. In addition, our New Senior Secured Credit Facilities will prohibit us from paying dividends and making certain restricted payments, investments and acquisitions until after September 26, 2021 and will limit capital expenditures to an aggregate of $200.0 million through December 26, 2021.

Our New Senior Secured Credit Facilities will be guaranteed by each of the company’s current and future domestic 100% owned subsidiaries (other than the co-issuer), subject to certain exceptions (the “Guarantors”) and will be secured by substantially all owned or later acquired assets of the Borrowers and Guarantors, including a pledge of all of the capital stock of substantially all of the company’s domestic subsidiaries.